EXHIBIT 10.3

                                LICENCE AGREEMENT

         This Agreement is made effective the 1st day of January, 2000

B E T W E E N :

                           GROUPMARK CANADA LIMITED,
                           an Ontario corporation,
                           (hereinafter called the "Licensor")

                           - and -

                           VHS NETWORK, INC.,
                           a Florida corporation,
                           (hereinafter called the "Licensee")

WHEREAS the Licensor has previously licensed the Licensee to use the trademark smartCARD, however the parties wish to cancel the previous agreement and enter into this agreement in its place.

AND WHEREAS the Licensor is the beneficial owner of the registered trademark smartCARD as hereinafter described in Schedule "A" in Canada, a pending application for the trademark smartCARD in the United States of America and the common law trademark smartCARD.

AND WHEREAS the Licensor is the owner of certain know-how, technology, confidential information, related matters and information which enables the Licensor to manufacture and market smartCARDS.

AND WHEREAS the Licensee wishes to have the right to manufacture and market smartCARDS employing the aforementioned know-how in the territory hereinafter described in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the parties hereto agree as follows:

1.       DEFINITIONS
         -----------

1.1 "Allowance" means any credit in respect of the wholesale price of future orders received by the Licensee from any of its customers and which credit is given to such customer as compensation for any damaged or defective Product previously sold to such customer by the Licensee provided that the amount of such credit shall not exceed the Wholesale Selling Price at which any such damaged or defective product was sold;

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1.2 "Components" means all of those components of the Product which are required to be used by the Licensee to produce the Product pursuant to the terms of this Agreement including, but without limiting the generality thereof, portions of the Product and all computer chips, and other parts intended or required to be incorporated into the Product by the Licensor.

1.3  "Effective Date" shall be January 1, 2000.

1.4 "Know-How" means information, know-how, technology, trade secrets, drawings, plans, specifications, blue prints, material lists, processes and methods, techniques and other confidential information directly or indirectly relating to the Components and the Product or required for the sourcing, production, manufacture or marketing of the Components and the Product and all improvements, modifications, extensions or variations of the same if, as and when developed by either the Licensor or the Licensee during the currency of this Agreement and shall include any patents or design patents now or hereafter obtained related to the foregoing.

1.5  "Persons"  means   individuals,   partnerships,   corporations   and  other
associations whether incorporated or not incorporated.

1.6 "Product" means the chip-based plastic access cards used for identification purposes and as a debit or charge cards.

1.7 "Records" means without limiting the generality thereof, all vouchers, purchaser orders, delivery vouchers, bills of lading, bills of sale, statements of account, receipts, ledgers, journals and other books of account and generally all records and data maintained by the Licensee relating to the manufacture, sale and/or distribution of the Product;

1.8 "Returns" means any damaged or defective Product returned to the Licensee by any of its customers and for which the Licensee is required to refund to such customer the Wholesale Selling Price at which such Product was sold.

1.9 "Royalty" means the royalty payable on the Wholesale Selling Price of Product as set out in Section 10.1.

1.10 "Term" means the duration of this Agreement as set out in Section 12.1.

1.11 "Territory" means worldwide.

1.12 "Trade-marks" means those existing or future trade-marks which relate to the Product, the Know-How or the Components.

1.13 "Wholesale Selling Price" means the gross amount received by the Licensee as payment for the Product sold by it excluding only federal, state or municipal sales taxes, value added taxes or other similar consumption taxes payable by the Licensee.

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2.       GRANT OF LICENCE
         ----------------

2.1 Subject to the covenants and provisions of this Agreement to be observed and performed by the Licensee, the Licensor hereby grants to the Licensee the right and license, in respect of the Trade-marks applicable in the Territory and the Know-How, to manufacture and market the Product in the Territory during the Term of this Agreement and to utilize the Know-How in the manufacturing and marketing of the Product.

2.2 Licensor further agrees to make available to the Licensee the Know-How relating to manufacture and marketing of the Product during the currency of this Agreement and the Licensee acknowledges that such Know-How shall at all times both during and after the currency of this Agreement remain the property of the Licensor which may be used by the Licensee only in accordance with the terms and conditions of this Agreement.

2.3 The Licensee hereby acknowledges that the Licensor will retain the right to sell any Product in the Territory and the Licensee agrees to inform the Licensor of all industries, customers or markets into which the Licensee sells Product.

2.4 The Licensor further agrees to communicate to the Licensee any new development in the Know-How or Product occurring during the currency of this Agreement for use by the Licensee without additional consideration subject to the terms of this Agreement and in this regard should the Licensor register any patents, or additional trademarks with respect to the Products, the Licensor hereby grants a license to the Licensee for said patent or trademark under the same terms herein for the duration of the term of this Agreement.

2.5 The Licensor further agrees that during the currency of this Agreement, it shall specify to the Licensee the Components in accordance with the terms of this Agreement and the Licensee agrees to purchase such Components in accordance with the terms and conditions of this Agreement from the Licensor only or from sources approved in writing by the Licensor.

2.6 The Licensor agrees that the Know-How shall not be communicated to any other person for use within the Territory during the currency of this Agreement. The Licensor and Licensee both undertake to use their best efforts to prevent any unauthorized disclosure or use of the Know-How, except as authorized by the terms of this Agreement.

3.       SUB-LICENSING
         -------------

3.1 The Licensee shall be permitted to grant to others the manufacturing rights acquired by it under Section 2 in the Territory.

4.       COMMUNICATION OF KNOW-HOW
         -------------------------

4.1 After the Effective Date of this Agreement and within a reasonable time after receipt of a request therefor from the Licensee and so on throughout the currency of this Agreement, the Licensor shall, from time to time, deliver the Know-How to Licensee as recorded in writing or in other tangible form. Such delivery shall be effected at such locations as the parties agree upon either by physical delivery or by other convenient means provided always that title and risk of loss to the Know-How shall remain with the Licensor until delivery and then shall pass to the Licensee.

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5.       SECRECY OF KNOW-HOW
         -------------------

5.1 The Licensee shall use all reasonable efforts to maintain the secrecy of the Know-How which shall be disclosed only to those of its officers or employees whose duties required them to know the same and only if such persons have given to the Licensee an enforceable undertaking not to disclose any part of the Know-How to any unauthorized third persons. Further, the Licensee shall not disclose any part of the Know-How to any other persons or to any proposed sub-licensees without the Licensor's written consent. The Licensee covenants and agrees that it shall not, and covenants to use its best efforts to ensure that its employees and subcontractors shall not disclose, distribute, sell, use or otherwise make available to any person any of the Know-How. The Licensor shall require its employees and subcontractors to execute a non- disclosure covenant in a form approved by the Licensor. The Licensee further covenants and agrees that it shall not contest, directly or indirectly, the validity of the ownership of the Licensor to the Know-How or any other parties thereof or any trademark of the Licensor or industrial design rights or any other proprietary rights whether or not relating to the Know-How. The provisions of this section shall remain binding upon the parties hereto notwithstanding any assignment of this Agreement whether or not consented to by the Licensor. The Licensee and its employees and subcontractors, as the case may be, shall be released from the obligations of this clause only with respect to such portion of the Know-How which:

         (i) is now available to the public in publication or tangible form;

        (ii) becomes available to the public in tangible for anywhere in the world through no cause due to the Licensee, its employees, agents or those whom they have a right to control or to whom they have disclosed information;

       (iii) is already in the possession of the Licensee from sources other than the Licensor and there is documentary evidence to that effect; or

        (iv) has been received from a party who is not under an obligation of confidence to the Licensor.

6.       IMPROVEMENTS
         ------------

6.1 In the event that during the term of this Agreement, the Licensee develops any improvements in or inventions relating to the Know-How, the Product or the Components, it shall disclosure and make such improvements or inventions available to the Licensor who shall have the right to use the same in all parts of the world without charge. If such improvement developed by the Licensee is eligible for protection under the patent or industrial design laws of any part of the Territory the Licensee shall at the Licensor's request make or cause the inventor to make the necessary applicable for patent or industrial design rights for the same and shall pursue each application to final decision to the effect that letters patent or industrial design registrations be issued upon such improvement. At the request of the Licensor, the Licensee shall assign or procure the assignment of any such registration or letters patent to the Licensor in which event the Licensor shall reimburse the Licensee for all legal fees, court costs, and filing fees incurred by Licensee in procurement of such registration or letters patent.

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7.       KNOW-HOW CONFIDENTIAL
         ---------------------

7.1 The Licensee hereby acknowledges that the Know-How is secret and confidential, that its disclosure to Licensee is for the sole purpose of enabling the Licensee to manufacture and market the Product using the Know-How and the Components supplied or approved by the Licensor and that the Licensee has no right to resell or transfer such Know-How but only to use the same in the ordinary course of the business of manufacturing and marketing the Product to customers in the Territory.

7.2 The Licensee shall ensure that all Know-How is recorded in tangible form and all copies marked as being confidential and the property of the Licensor.

8.       PROTECTION OF TRADE-MARKS, INDUSTRIAL DESIGNS AND TECHNICAL DATA
         -----------------------------------------------------------------

8.1 The Licensor hereby expressly grants the Licensee the right to institute and carry on in its name and for its own benefit any proceeding that may possibly be brought in any court of competent jurisdiction in the Territory to prevent the infringement of any trade-marks, industrial design registrations or design patents that may exist or be obtained or to sustain the validity thereof to prevent the unauthorized and wrongful use or disclosure of the Know-How in the Territory and to claim damages or an accounting of profits in connection with the foregoing. This clause shall not limit the Licensor's rights to carry on proceedings for similar purposes. The Licensor agrees to diligently pursue the registration of all outstanding applications for design registrations and patents. The Licensor and Licensee agree to give each other such reasonable assistance as the other may request in connection herewith and both parties shall indemnify the other with respect to all costs or damages either may suffer as a result of any action instituted by the other party hereunder.

9.       WARRANTIES AND INDEMNITIES
         --------------------------

9.1 The Licensor shall indemnify and hold harmless the Licensee, its servants, agents or employees from any losses or damages, consequent upon any failure or defect in the design or construction of any Components forming part of the Product or the Know-How or from any breaches of the Licensors' warranties and representations made herein or from any damages resulting from any negligent acts or omissions of the Licensor its servants, agents or employees or from any misuse of the Trade-mark or the Know-How by the Licensor, its servants, agents or employees. Subject to the foregoing indemnity provided by the Licensor to the Licensee, the Licensee shall indemnify and hold harmless the Licensor, its servants, agents or employees from any and all claims which may be made against the Licensor, its servants, agents or employees arising out of any breaches of the Licensee's warranties and representations made herein or out of the use, failure, or misuse of the Trade-mark, the Know-How, the Components or the Product by the Licensee, its servants, agents or employees whether or not the same results from any wrongful or negligent act of the Licensee and its servants, agents or employees.

9.2 The Licensor represents and warrants to the Licensee that (i) it has the right and power to grant the Licence herein provided for, (ii) it has not granted the rights inconsistent with the rights herein granted to the Licensee to any other person and that such rights are not subject to any liens or encumbrances, and (iii) it is not aware of any claim made by any person relating to the validity or enforceability of the Know-How or the Trade-mark.

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10.      ROYALTIES
         ---------

10.1 In consideration of the grant of the Licence, the Licensee hereby covenants and agrees to pay to the Licensor throughout the Term a Royalty of five (5%) per cent of the Licensee's Wholesale Selling price of the Product, less any deduction for legitimate Returns and Allowances, which Royalty shall be payable at the times and in the manner hereinafter set forth.

10.2 No deductions shall be made or any costs incurred by the Licensee in the manufacture, sale, distribution, advertisement or promotion of the Product or for any uncollectible accounts receivable of the Licensee. With respect to the sale of the Product by the Licensee to its customers, the Wholesale Selling Price shall be deemed to have been received by the Licensee in respect of each such customer either when a payment is actually made by the customer or on the 30th day next following the date of shipment of the Product to such customer, whichever shall first occur.

10.3 In the event that the Wholesale Selling Price to be received by the Licensee is in currency other than United States currency for the purposes of this Agreement, it shall be deemed to be converted into United States currency at the exchange rate in effect at the Licensee's bank with respect to such other currencies on the date it is received, or pursuant to Section 10.2 above when it is deemed to have been received, and the Royalty shall be calculated upon the converted amount.

10.4 Subject to Section 13.3 herein, the Royalty shall be payable by the Licensee to the Licensor quarterly in respect of the total Wholesale Selling Price received or deemed to have been received by the Licensee in each calendar quarter, on or before the end of the month next following the completion of each such calendar quarter or part thereof. For greater certainty, the following shall be the dates the Royalty shall be payable:

                                                     DATE ROYALTY TO BE
         CALENDAR QUARTER                            RECEIVED BY LICENSOR
         ----------------                            --------------------

(a)      January, February, March                    April 30 following
(b)      April, May, June                            July 31 following
(c)      July, August, September                     October 31 following
(d)      October, November, December                 January 31 following

10.5 In the event that the Licensee shall fail to pay to the Licensor, the Royalty as herein set out by their respective due dates, the Licensee shall also pay interest to the Licensor upon any and all amounts that are at any time overdue calculated monthly at a rate equivalent to the rate of interest charged from time to time by the Licensor's principal Chartered Banker to its most favoured commercial customers plus one (1%) per cent per annum, such interest to be calculated from the date of default of payment and compounded monthly.

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10.6 All  royalties  and  payments to be made by the  Licensee  to the  Licensor hereunder shall be paid in United States currency and shall be sent to the address hereinafter set out for the giving of notices.

11.      BOOKS AND RECORDS
         ------------------

11.1 The Licensee covenants and agrees that it will throughout the Term and for so long as any money is owned by it to the Licensor, maintain and keep true and accurate Records which shall reflect such particulars in detail as are necessary to enable the Royalty due to the Licensor to be property and accurately determined.

11.2 With respect to each payment due as set out pursuant to the provisions contained in Section 10.4 herein the Licensee shall submit detailed statements in writing certified as accurate by the Licensee's Chief Executive Officer or Chief Financial Officer setting out the manner in which the Royalty was calculated. Such statements shall include, as a minimum, the total amount of the Product sold during the quarter to which the statement relates, the Wholesale Selling Price of the Product, the deductions for Returns and Allowances, if any, the deductions for value added, consumption and/or sales or similar taxes, if any, and the computation of the Royalty. The Licensee shall also provide to the Licensor at the end of each year of the Term, a certified statement of the Licensee's Auditor of the total amount of Product sold by the Licensee, the total Wholesale Selling Price received by the Licensee for the sale of the Product during such year and the amounts paid and owing to the Licensor.

11.3 The Licensor and its duly authorized agents and representatives may examine the Licensee's records, as they relate to the Product at all reasonable times and on reasonable notice without causing undue interference to the business of the Licensee; provided however, that neither the Licensor nor the Licensee or their respective agents or representatives shall, except under the compulsion of law or as may be necessary to disclose the information in or in connection with any arbitration or litigation, disclose to any other person, firm organization or corporation any information acquired as a result of the examination of the Licensee's records.

11.4 In the event that the Licensor discovers some error in the Licensee's statement which discloses that the Licensee owes additional Royalty to the Licensor, the Licensee shall immediately upon being notified of the amounts outstanding pay the same to the Licensor together with interest as aforesaid, and in the event that the amount owing to the Licensor is greater by two (2%) per cent than the amount already paid by the Licensee to the Licensor, the Licensee shall, in addition, immediately pay to the Licensor all costs reasonably incurred by it with respect to its examination of the Licensee's records.

12.      TERM
         ----
12.1 Subject to the early termination of this Agreement as herein provided and subject to the maintenance and observance of all the terms, covenants and conditions required of the Licensee in this Agreement, the right and licence hereby granted to the Licensee shall continue in effect for a Term of ten (10) years.

13.      TERMINATION
         -----------
13.1 The Licensor shall have the right to terminate this Agreement upon the happening of any one or more of the following events:

(a) The Licensee's failure to render statements and/or pay the Royalties when due;



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(c)               The  Licensee's  failure to comply  with any of th other terms and conditions contained herein on or before the (thirtieth) 30th day next following the date of its receipt of notice from the Licensor of its failure to comply; or

(d) The bankruptcy or insolvency of the Licensee or the appointment of a receiver of liquidator to take charge of the affairs of the Licensee or the making of an assignment for the benefit of the Licensee's creditors.

13.2 Upon termination of this Agreement for any reason or cause, the Licence granted herein shall immediately cease and the Licensee shall immediately discontinue manufacturing, distributing, promoting and selling the Product and shall immediately discontinue and undertake not to use the trademark or any other similar or related trademarks or trade names which may be confused with the trademark or the trade name in association with any of its business or in association with smartcards; provided, however, that if this Agreement shall be terminated for any reason other than the effluxion of time the Licensee shall have an additional sixty (60) days (hereinafter referred to as the "Holdover Period") beyond the termination date to dispose of its inventory on hold (but not work in progress) as at the date of termination; provided, further that such inventory shall not be disposed of at a price substantially less than the price charged immediately prior to the date of termination. The Licensee shall upon termination provide the Licensor with a statement, certified by the Chief Executive Officer of the Licensee, of its inventory and shall at the end of the Holdover Period provide the Licensor with a second such statement of its remaining inventory.

13.3 Notwithstanding the termination of this Agreement, the Licensee shall, within thirty (30) days thereafter, pay to the Licensor all Royalties outstanding to it as at the date of termination as well as all Royalties earned from the sale of the Product after the date of termination, in accordance with paragraph 13.2 herein, which fees shall be payable on or before the (thirtieth) 30th day next following the expiration of the Holdover Period. In addition to, and together with the payments to be made hereunder, the Licensee shall also provide the statements as required pursuant to the provisions contained in paragraph 11.2 herein.

13.4 No failure on the part of the Licensor to exercise any right of termination hereunder shall be construed to prejudice to eliminate such right or any subsequent right of termination for the same or any other cause provided for herein.

14.      EFFECTIVE TERMINATION
         ---------------------

14.1 Upon termination of this Agreement, the obligations of the Licensor hereunder to communicate any further Know-How shall forthwith terminate, the Licensee shall cease all use of the Know-How and the Trade-marks and shall cease the manufacture and marketing of the Product. The Licensee shall be continued to be bound by the provisions of Section 2.6, 5, 7, 8 and 9 of this Agreement.

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15.      LICENSES AND ASSIGNMENT
         -----------------------

15.1 This Agreement and all rights or obligations arising hereunder may not be assigned or otherwise transferred by the Licensee and shall not enure to the benefit of any liquidator, trustee in bankruptcy, receiver or other successor in title of the Licensee whether by operation of law or otherwise, unless the Licensor has given its written consent thereto. Any such purported assignment or transfer without the Licensor's written consent shall be null and void.

15.2 The Licensor may assign the burden and benefit of this Agreement to any person who acquires substantially all of the Licensor's business and assets insofar as that business relates to the provisions of the Components, Trade-marks and Know-How as defined in this Agreement.

16.      INFRINGEMENT
         ------------

16.1 The Licensor and the Licensee shall promptly notify each other in writing of any infringement or perceived infringement of any proprietary interest either may have arising from or with respect to the subject matter of this Agreement and which comes to the attention of either of them. In the event that any party (hereinafter referred to as the "Infringer") other than the Licensor, the Licensee or any one else licensed by the Licensor, manufactures, distributes or sells any other product or service identifying same with the Trademark or the Trade Name or any similar or related trademark or trade name with infringes upon he Licensor's proprietary interest in the Trademark, the Licensor shall have the first right to institute proceedings against the Infringer and may add the Licensee as a party thereto whereupon the cost of the proceedings shall be shared equally; provided, however, that if the Licensee wishes to withdraw from the proceedings it may do so on thirty (30) days' notice to the Licensor and in such event, the Licensee shall incur no further costs related to the proceedings and will relinquish all claims damages recovered by the Licensor and shall have no right to make any claims against the Licensor. In the event that the Licensee does not withdraw from the proceedings any damages recovered shall be shared by the parties in such manner as the trier of the proceedings shall determine, or in the absence of any such award in such manner as the parties may agree in writing and failing their agreement in writing in such manner as may be determined by arbitration.

16.2 In the event that the Licensor shall choose not to commence proceedings against the Infringer, the Licensee may do so on its own behalf in which event all costs incurred shall be borne entirely by the Licensee and all damages recovered by the Licensee shall accrue solely for the benefit of the Licensee.

17.      RELATIONSHIP OF THE PARTIES
         ---------------------------

17.1 The Licensor is a significant shareholder of the Licensee, however, the Licensor and the Licensee are not and shall not be considered to be joint venturers, partners or agents of each other and neither of them shall have the power to bind or obligate the other except as set forth in this Agreement. The Licensee specifically covenants and agrees that it shall in no way incur any contractual or other obligation in the name of the Licensor and the Licensor shall have no liability for any debts incurred by or on behalf of the Licensee.

18.      SEVERABILITY
         ------------

18.1 Should any provision or provisions of this Agreement be illegal or unenforceable, it or they shall be considered separate and severable from the Agreement and its remaining provisions shall remain in force and be binding upon the parties hereto as though the said illegal or unenforceable provision or provisions had never been included.

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19.      ENUREMENT
         ---------

19.1 This Agreement shall enure to the benefit of and be binding upon each of the parties hereto and upon their respective successors and permitted assigns.

20.      FURTHER ASSURANCES
         ------------------

20.1 The parties agree that they and their successors and permitted assigns shall be bound to execute such further agreements, assurances, papers and documents, and to cause such by-law and resolutions to be enacted and to exercise such votes and influence and do and perform or cause to be done and performed such further and other acts or things as may be necessary or desirable from time to time in order to act in good faith and to give full effect to this Agreement and every part thereof.

21.      ENTIRE AGREEMENT
         ----------------

21.1 This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior negotiations, understandings and agreements of any nature or kind whatsoever with respect to the subject matter hereof. Any amendment or amendments to this Agreement to which the parties may agree from time to time shall, in order to be binding, be made in writing.

22.      NOTICES
         -------

22.1 All notices, demand or other communications required to be made or given pursuant to the terms of this Agreement shall be in writing and shall be delivered personally, by facsimile transmission, by courier or by prepaid registered post, to the parties at their respective addresses has hereinafter set out, or such other addresses as the parties may subsequently advised in writing. Any notice, demand or other communication mailed shall be deemed to be received on the fifth day of business next following the date of mailing, if delivered personally shall be deemed to have been received on the actual day of delivery, if transmitted by facsimile on the day of transmission and if delivered by courier shall be deemed to have been received on the first day of business next following the date the same as delivered by the sender to the courier. In the event that the Government postal service shall be disrupted due to strike, lockout or otherwise, all notices, demands or other communications shall be delivered by facsimile, personally or by courier. The following shall be the addresses for the deliver of notices of each of the parties:

         (a)      For the Licensor:
                  Groupmark Canada Limited

                  6705 Tomken Road, Unit 12-14
                  Mississauga, Ontario

                  L5T 2J6

         (b)      For the Licensee:
                  VHS Network, Inc.
                  6705 Tomken Road, Unit 12-14
                  Mississauga, Ontario
                  L5T 2J6

3.      TIME
        ----

23.1     Time shall in all respects be the essence of this Agreement.

24.      GOVERNING LAW
         -------------
23.1 This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario, Canada.

                  IN WITNESS WHEREOF, the parties have executed this Agreement under the lands of their duly authorized officers in that regard as of the day and year first above written.

                                    GROUPMARK CANADA LIMITED

                                    Per:________________________________
                                                A.S.O.

                                    Per:________________________________
                                                A.S.O.

                                    VHS NETWORK, INC.

                                    Per:________________________________
                                                A.S.O.

                                    Per:________________________________
                                                A.S.O.

                                  SCHEDULE "A"
                                    TRADEMARK
                                    ---------

1. Canadian trade-mark "SMARTCARD", registration number TMA 357417 for plastic membership cards.

2. Pending application for the trade-mark "SMARTCARD" and design in the United States, serial number 75134818, for marketing for others credit, debit and membership cards for membership, reward and discount purchases.